Exhibit 14.2

HYTHIAM, INC.

Code Of Ethics For CEO And Senior Financial Officers

        Hythiam, Inc. (the “Company”) has a Code of Business Conduct and Ethics applicable to all directors and employees of the company. The Chief Executive Officer (“CEO”) and all senior financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

1.

The CEO and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (“SEC”). Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling their responsibilities.

2.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

3.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code or the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

HYTHIAM, INC.

Code of Ethics For CEO And Senior Financial Officers

EXHIBIT A

Certification of Preparation for Periodic and Annual Reports

In my role as _________________________ (title) of Hythiam, Inc., I certify that I have adhered to and advocated the following principles and responsibilities governing my professional and ethical conduct with respect to the preparation of ______________________________________ (current periodic or annual report).

To the best of my knowledge and ability:

  I acted with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

  I provided all officers, employees, contractors, subcontractors, and agents with information that is accurate, complete, objective, relevant, timely and understandable.

  I complied with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

  I acted in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

  I respected the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of my work is not used to personal advantage.

  I shared knowledge and maintained skills important and relevant to the needs of the officers, employees, contractors, subcontractors, and agents.

  I proactively promoted ethical behavior as a responsible partner among my peers in my work environment.

  I achieved responsible use of and control over all assets and resources employed or entrusted to me.

Signature:                                                                   Date:

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